DISTRIBUTION PLAN AND SHAREHOLDER SERVICING AGREEMENT

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

THIS DISTRIBUTION PLAN AND SHAREHOLDER SERVICING AGREEMENT (the “Plan”) made September 23, 2011 by and between AdvisorOne Funds (the "Trust") and the Trust’s distributor, Northern Lights Distributors, LLC (the “DISTRIBUTOR”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to a distinct portfolio (a “Fund”) which may be further divided into separate classes of shares (the "Shares"); and

WHEREAS, the Trust has entered into an Underwriting Agreement (the "Underwriting Agreement") with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares of the Funds; and

WHEREAS, the Trust desires to adopt this Plan pursuant to Rule 12b-1 under the 1940 Act on behalf of its series with respect to the Investor Class Shares, Class C Shares, Premium Class Shares, Financial Class Shares and Institutional Class Shares of the Funds set forth in Appendix A, and of such other series as may hereafter be designated by the Trust's Board of Trustees (the “Trustees” or the "Board") pursuant to which the Trust, with respect to each designated Fund, will pay a shareholder service and a distribution fee to DISTRIBUTOR in connection with the distribution of Fund Shares; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of the Shares and to provide, or arrange for the provision of distribution services pursuant to the Plan;

NOW THEREFORE, the parties hereto agree as follows with respect to the Funds designated on Appendix A:

1.  A. Each Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's shareholder services under this Plan, a shareholder service fee at the rate of 0.25%, and, as compensation for DISTRIBUTOR's sales and promotional activities and services under this Plan, a distribution fee at the rate of 0.75%, on an annualized basis of the average net assets attributable to Class C Shares of the Fund.  The Funds are authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR’s sales and promotional activities and shareholder services under this Plan, a combined shareholder service and distribution fee at the rate up to 0.25% on an annualized basis of the average net assets attributable to Investor Class Shares of the Reservoir Fund.  The Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's shareholder services under this Plan, a shareholder service fee at the rate up to 0.25%, and, as compensation for DISTRIBUTOR's sales and promotional activities and services under this Plan, a distribution fee at the rate up to 0.25%, on an annualized basis of the average net assets attributable to Premium Class Shares of the Funds.  The Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's shareholder services under this Plan, a shareholder service fee at the rate up to 0.05%, on an annualized basis of the average net assets attributable to Financial Class Shares of the Fund.  The Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's shareholder services under this Plan, a shareholder service fee at the rate up to 0.10%, on an annualized basis of the average net assets attributable to Institutional Class Shares of the Fund.  The Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's shareholder services under this Plan, a shareholder service fee at the rate up to 0.25%, on an annualized basis of the average net assets attributable to Investor Class Shares of the Milestone Treasury Obligations Fund.  Such fees are to be paid by each Fund monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the applicable Fund's average daily net assets during the preceding month, and shall be calculated and accrued daily. DISTRIBUTOR shall use such fee, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed.

B. Any Fund may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Section 1.A. of this Plan as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in subsections (a) and (b) of Paragraph 3 of this Plan.

2.  A. The Trust hereby authorizes DISTRIBUTOR to enter into Sub-Agreements with certain securities dealers or brokers, administrators and others ("Recipients") to provide compensation to such Recipients based on the net asset value of shares of the Fund held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2.  DISTRIBUTOR may also make payments to the investment adviser of the Fund for reimbursement of marketing related expenses and/or compensation for administrative assistance.

B. DISTRIBUTOR shall provide, or arrange for Recipients with which DISTRIBUTOR has entered into Sub-Agreements to provide, distribution and shareholder services. The distribution services shall include assistance in the offering and sale of Shares of each Fund and in other aspects of the marketing of the Shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by DISTRIBUTOR with respect to a Fund. The shareholder services shall include answering routine inquiries concerning a Fund; assisting in the maintenance of accounts or sub-accounts in a Fund and in processing purchase or redemption transactions; making a Fund's investment plans and shareholder services available; and providing such other information and services to investors in Shares of a Fund as DISTRIBUTOR or the Trust, on behalf of the Fund, may reasonably request.

3.  This Plan shall not take effect with respect to any Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Trustees of the Trust who are not an "interested person" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Trustees".

4.  This Plan may continue in full force and effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of paragraph 3.   This Plan supersedes and replaces any prior agreements between the Trust and the DISTRIBUTOR regarding the subject mater hereof.

5.  DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

6.  The Trust or any Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the affected Fund. DISTRIBUTOR may terminate this Plan with respect to the Trust or any Fund, without payment of penalty, upon sixty (60) days written notice to the Trust or the affected Fund. Notwithstanding the foregoing, this Plan shall terminate automatically in the event of its assignment.

7.  This Plan may not be amended to increase materially the amount of fees to be paid by a Fund unless such amendment is approved by a vote of a majority of the outstanding Shares of the affected Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of Paragraph 3 hereof.

8.  The amount of distribution and shareholder service fees payable by any Fund to DISTRIBUTOR under this Plan and the amounts received by DISTRIBUTOR under the Underwriting Agreement may be greater or lesser than the expenses actually incurred by DISTRIBUTOR on behalf of such Fund in serving as Distributor of the Shares. The distribution and shareholder service fees with respect to a Fund will be payable by such Fund to DISTRIBUTOR until either this Plan or the Underwriting Agreement is terminated or not renewed with respect to the Shares of the applicable Fund.

9.  While this Plan is in effect, the selection and nomination of the Independent Trustees shall be made solely at the discretion of the Independent Trustees.

10. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.

11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

12. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of any such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust and DISTRIBUTOR have executed this Plan as of the date first set forth above.

ADVISORONE FUNDS

By: /s/ W. Patrick Clarke

Attest:  /s/ Brian Nielsen

W. Patrick Clarke

Brian Nielsen

             President

Secretary

NORTHERN LIGHTS DISTRIBUTORS, LLC

By: /s/ Brian Nielsen

Attest: /s/ Mike Nielsen

Brian Nielsen

Mike Nielsen

            President

Chief Compliance Officer

                                                                                                                                  Appendix A

as of September 23, 2011

FUND	CLASS
Amerigo Fund	Class C
Reservoir Fund	Investor Class
Milestone Treasury Obligations Fund	Premium Class Financial Class Institutional Class Investor Class